                                                                    Exhibit 2.1
                                                                 EXECUTION COPY





                                     AGREEMENT

                                   BY AND BETWEEN

                            ADC TELECOMMUNICATIONS, INC.




                                        AND

                            TELEDATA COMMUNICATIONS LTD.








                                  ________________

                                 SEPTEMBER 16, 1998
                                  ________________

                                 TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE I

     ARRANGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1.   THE ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2.   FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3.   EFFECTIVE TIME OF THE ARRANGEMENT. . . . . . . . . . . . . . . . . . . .2
     1.4.   STOCK SPLIT, RECLASSIFICATION, ETC.. . . . . . . . . . . . . . . . . . .2
     1.5.   RESERVATION OF RIGHT TO REVISE STRUCTURE . . . . . . . . . . . . . . . .2

ARTICLE II

     CONSIDERATION; CONVERSION OR
     CANCELLATION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.1.   DELIVERY OF CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . .2
     2.2    SURRENDER AND EXCHANGE PROCEDURE . . . . . . . . . . . . . . . . . . . .3
     2.3    SHARE OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . .6
     3.1.   ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . . . . .6
     3.2.   CAPITAL STOCK OF SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . .7
     3.3.   CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.4.   AUTHORITY RELATIVE TO THIS AGREEMENT . . . . . . . . . . . . . . . . . .8
     3.5.   NO VIOLATIONS, ETC.. . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.6.   COMMISSION FILINGS; FINANCIAL STATEMENTS; BOOKS AND RECORDS. . . . . . 10
     3.7.   ABSENCE OF CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . 11
     3.8.   ABSENCE OF CERTAIN DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . 11
     3.9.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.10.  TITLE TO AND CONDITION OF PROPERTIES . . . . . . . . . . . . . . . . . 11
     3.11.  CERTAIN CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.12.  LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.13.  COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.14.  GRANTS, INCENTIVES AND SUBSIDIES . . . . . . . . . . . . . . . . . . . 14
     3.15.  INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . . . . . . . . . . . . 14
     3.16.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.17.  EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.18.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.19.  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.20.  EMPLOYMENT AND LABOR CONTRACTS . . . . . . . . . . . . . . . . . . . . 20
     3.21.  FINDERS OR BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.22.  BOARD RECOMMENDATION . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.23.  OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . . . 20

                                     -i-

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     3.24.  INTERESTED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . 20
     3.25   INFORMATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . 21
     4.1.   ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . . . . 21
     4.2.   AUTHORITY; NO CONFLICTS. . . . . . . . . . . . . . . . . . . . . . . . 21
     4.3    NO FINDER'S FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.4    NO VIOLATIONS, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.5    COMMISSION FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.6    OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.7    PURCHASE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.8    INFORMATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE V

     REQUIRED APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.1.   SHAREHOLDERS AND COURT APPROVALS . . . . . . . . . . . . . . . . . . . 23

ARTICLE VI

     COVENANTS AND AGREEMENTS . . .  . . . . . . . . . . . . . . . . . . . . . . . 25
     6.1.   CONDUCT OF BUSINESS OF THE COMPANY PENDING THE ARRANGEMENT . . . . . . 25
     6.2    INFORMATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.3.   ADDITIONAL AGREEMENTS, COOPERATION . . . . . . . . . . . . . . . . . . 28
     6.4.   PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.5    NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.6.   ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.7.   NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . . . . . . 31
     6.8.   RESIGNATION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . 31
     6.9.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     6.10.  FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.11.  ISRAELI PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.12.  SHAREHOLDER LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.13   DETERMINATION OF OPTIONHOLDERS . . . . . . . . . . . . . . . . . . . . 34
     6.14   TERMINATION OF 401(k) PLAN . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE VII

     CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.1.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ARRANGEMENT. . . . 35
     7.2.   CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . 36
     7.3.   CONDITIONS TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . 37

                                    -ii-

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                                                                                  ----
ARTICLE VIII

     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.1.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.2.   EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE IX

     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     9.1.   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . 40
     9.2.   CLOSING AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     9.3.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.4.   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.5.   INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.6.   AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.7.   NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . . 43
     9.8.   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.9.   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.10.  VALIDITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.11   APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. . . . . . . . . . . . . . 43

                                       INDEX

DEFINED TERM                                                                     PAGE
------------                                                                     ----
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Arrangement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Buyer Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Buyer Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Buyer Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Buyer Measurement Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Buyer Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3, 4
Charter Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Company Current SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Company Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Company Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Company Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . .7
Company Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Company Optionholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Company Optionholders Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Company Ordinary Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Company SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Company Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Company Shareholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Company Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Court. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Exchange Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Exchange Paying Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Exchange Paying Agent Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .3
Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4, 5
Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Final Court Order. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
First Motion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

DEFINED TERM                                                                     PAGE
------------                                                                     ----
Governing Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Governmental Entity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Indemnified Persons. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Information Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Interested Party Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Investment Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
ISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Measurement Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
OCS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Optionholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Per Share Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Potential Acquiror . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Research Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Second Motion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Section 233. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Share Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Superior Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Tax" or "Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Total Buyer Trading Volume . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Total Weighted Trading Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
U.S. 401(k) Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
U.S. Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
voting stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Year 2000 Compatible . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16, 34

                                      EXHIBITS
EXHIBITS
--------

A    Plan of Arrangement
B    Opinion of Meitar, Littman & Co.
C    Employment Agreement
D    Opinion of Yigal Arnon & Co.
E    Opinion of Dorsey & Whitney LLP
F    Mathematical Illustration

                                     AGREEMENT

        AGREEMENT, dated as of September 16, 1998, by and between ADC Telecommunications, Inc., a corporation formed under the laws of the State of Minnesota ("BUYER"), and Teledata Communications Ltd., a corporation formed under the laws of the State of Israel (the "COMPANY").

                                    WITNESSETH:

        WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its shareholders and holders of Company Options (as defined in Section 2.3(a) hereof) (the "OPTIONHOLDERS") that the Company and its shareholders and Optionholders enter into an arrangement in the form of Exhibit A hereto pursuant to Section 233 of the Companies Ordinance (New Version) 5743-1983, whereby, among other things, all of the issued and outstanding Ordinary Shares, par value NIS 0.10 per share of the Company ("COMPANY ORDINARY SHARES"), shall be deemed transferred to Buyer in exchange for an amount of cash equal to U.S. $15.75 per Company Ordinary Share, as it may be adjusted in accordance with Section 1.4 hereof, and the Company Options shall be assumed by Buyer and converted into options (each, a "BUYER OPTION") for the purchase of shares of common stock, par value $.20 per share, of Buyer (collectively, the "ARRANGEMENT") upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Israel; and

        WHEREAS, the Board of Directors of the Company deems it desirable and in the best interest of the Company and its shareholders that the Company enter into this Agreement with Buyer, pursuant to which the Company will propose to its shareholders and the Optionholders to enter into the Arrangement, on the terms and subject to the conditions set forth herein; and

        WHEREAS, the Board of Directors of Buyer deems it desirable and in the best interests of Buyer and its shareholders that Buyer enter into this Agreement, pursuant to which the Arrangement will be consummated.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                     ARTICLE I

                                    ARRANGEMENT

        1.1. THE ARRANGEMENT. At the Effective Time (as hereinafter defined) by virtue of the filing described in Section 1.2 hereof and with no further action on behalf of the shareholders of the Company, all issued and outstanding Company Ordinary Shares as of the Effective Time (as defined herein) shall be deemed transferred to Buyer (except that, at Buyer's election, six (6) of the Company Ordinary Shares shall be deemed transferred to up to six (6) nominees designated by Buyer), in exchange for an amount of cash per share equal to U.S. $15.75 per Company Ordinary Share (the "PER SHARE AMOUNT").

        1.2. FILING. As soon as practicable after the fulfillment or waiver of the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof, or on such later date as may be mutually agreed to between Buyer and the Company, the Company will cause to be filed with the Registrar of Companies in Israel a final court order approving the Arrangement (the "FINAL COURT ORDER"), as described in
Article V hereof.

        1.3. EFFECTIVE TIME OF THE ARRANGEMENT. The Arrangement shall be effective at the time of the filing in accordance with Section 1.2 hereof of the Final Court Order with the Registrar of Companies in Israel, or at such later time specified by such Final Court Order, which time is herein sometimes referred to as the "EFFECTIVE TIME" and the date thereof is herein sometimes referred to as the "EFFECTIVE DATE." The parties shall use their respective best efforts to cause the Effective Date to occur on or before October 29, 1998. The foregoing notwithstanding, if the Effective Date does not occur on or prior to October 29, 1998, the parties shall use their respective best efforts to cause the Effective Date to occur as soon as practicable thereafter.

        1.4. STOCK SPLIT, RECLASSIFICATION, ETC. If, between the date of this Agreement and the Effective Time, the outstanding Company Ordinary Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be appropriately adjusted.

        1.5. RESERVATION OF RIGHT TO REVISE STRUCTURE. At Buyer's election, the Arrangement may alternatively be structured so that the issued and outstanding Company Ordinary Shares transferred to Buyer under Section 1.1 hereof, shall be transferred to a newly formed, wholly owned subsidiary of Buyer; PROVIDED, HOWEVER, that no such change shall alter or change the Per Share Amount or the Exchange Ratio (as hereinafter defined). In the event of such an election by Buyer, the parties agree to execute the appropriate documents to reflect such an election.

                                     ARTICLE II

                            CONSIDERATION; CONVERSION OR
                               CANCELLATION OF SHARES

        2.1.    DELIVERY OF CONSIDERATION.    Buyer and the Company shall
mutually agree upon a commercial bank , trust company or other financial institution to act as Exchange Paying Agent ("EXCHANGE PAYING AGENT") prior to the hearing on the Second Motion (as defined in Section 5.1). In accordance with and subject to the provisions of this Agreement and the Exchange Paying Agent Agreement (as hereinafter defined), in consideration of the Arrangement, immediately prior to the Filing (as hereinafter defined), Buyer shall pay an amount equal to the Per Share Amount multiplied by the total number of Company Ordinary Shares issued and outstanding at the Effective Time (the "EXCHANGE FUND") by wire transfer of immediately available funds to the Exchange Paying Agent. The agreement to be entered into between the

Exchange Paying Agent and Buyer is referred to herein as the "EXCHANGE PAYING AGENT AGREEMENT".

        2.2     SURRENDER AND EXCHANGE PROCEDURE.

                (a) At and after the Effective Time (subject to Section 2.2(d) hereof), each holder of record of any outstanding Company Ordinary Shares shall be entitled, upon surrender to the Exchange Paying Agent of the certificate or certificates theretofore representing Company Ordinary Shares (each, a "CERTIFICATE") and such other documents as the Exchange Paying Agent may request, to receive therefor the Per Share Amount multiplied by the number of Company Ordinary Shares represented by the Certificate or Certificates so surrendered, as shall be more particularly provided in the Exchange Paying Agent Agreement.

                (b) On or before the second business day following the Effective Time, the Exchange Paying Agent will send a notice and a transmittal form to each holder of record of outstanding Company Ordinary Shares at the address of each such holder as it appears on the books of the Bank of New York, the Company's registrar and transfer agent ("COMPANY TRANSFER AGENT") and, if applicable, at the Israeli Registrar of Companies, advising such holder of the terms of the Arrangement and the procedure for the surrender of Certificates and payment of the Per Share Amount as provided in the Exchange Paying Agent Agreement.

                (c) From the Effective Time, and until so surrendered thereafter, each such outstanding Certificate shall be deemed canceled and shall not entitle the holders of Company Ordinary Shares to any rights whatsoever, except to evidence the right to receive the Per Share Amount multiplied by the number of Company Ordinary Shares represented by such Certificate. After the Effective Time, there shall be no further registry of transfers of Company Ordinary Shares and, if Certificates representing such Company Ordinary Shares are presented to Buyer, the Company or the Company Transfer Agent, they shall be canceled and exchanged for the right to receive the Per Share Amount multiplied by the number of Company Ordinary Shares evidenced by such Certificates as provided in the Exchange Paying Agent Agreement. No interest shall be paid to holders of record of Company Ordinary Shares with respect to the Per Share Amount, except that interest, at the prime rate at the Effective Date announced by U.S. Bank National Association, Minneapolis office, shall be paid with respect to such Per Share Amount if payment is not made by the Exchange Paying Agent to such holder within ten business days after surrender to the Exchange Paying Agent of the applicable Certificates and all other documentation in the form satisfactory to the Exchange Paying Agent from the date of such surrender to the date of payment.

                (d) Any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Paying Agent to Buyer, upon demand of Buyer, and any former shareholders of the Company shall thereafter look only to Buyer for payment of their claim for the Per Share Amount in respect of Company Ordinary Shares.

                (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance acceptable to the Exchange Paying Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Exchange Paying Agent may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Exchange Paying Agent and Buyer with respect to the Certificate alleged to be lost, stolen or destroyed), the Exchange Paying Agent will pay to such person, the Per Share Amount multiplied by the number of Company Ordinary Shares represented by the lost, stolen or destroyed Certificate.

        2.3     SHARE OPTIONS.

        (a) At the Effective Time, by virtue of the filing of the Final Court Order described in Section 1.2 hereof and with no further action on behalf of the Optionholders, each option to purchase Company Ordinary Shares (each a "COMPANY OPTION") issued by the Company pursuant to the Company's Key Employee Share Option Plan (1992), the Company's Key Employee Share Option Plan (1994), the Company's Key Employee Share Option Plan (1996), the Company's Key Employee Share Option Plan (1997) the Company's Key Employee Share Option Plan (1998) and the Company's Share Purchase Plan (1998) (collectively, the "SHARE OPTION PLANS"), outstanding and unexercised on such date, whether or not vested or exercisable, shall be assumed by Buyer and converted to a Buyer Option to acquire, on substantially the same terms and conditions as were applicable under such Company Option (including any vesting pursuant to any applicable agreement or Share Option Plan, subject to Sections 2.3(e) and 2.3(f) hereof), the same number of whole shares of common stock, par value $.20 per share, of Buyer ("BUYER COMMON STOCK") equal to the number of Company Ordinary Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as determined below), rounded up to the nearest whole number of shares of Buyer Common Stock, and the per share exercise price of the shares of Buyer Common Stock issuable upon exercise of such Buyer Option shall be equal to the exercise price per share of Company Ordinary Shares at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (as determined below), rounded up to the
nearest whole cent.   For purposes of this Agreement, the "EXCHANGE RATIO" shall be determined by dividing (i) the Per Share Amount, by (ii) the Buyer Measurement Price. The "BUYER MEASUREMENT PRICE" shall be determined by dividing (i) the Total Weighted Trading Price, by (ii) the Total Buyer Trading Volume. The "TOTAL WEIGHTED TRADING PRICE" shall be the sum of the Weighted Trading Prices for the period of the ten (10) trading days ending on the third trading day immediately preceding the Effective Date (the "MEASUREMENT PERIOD"). The "WEIGHTED TRADING PRICE" for any trading day shall be (i) the total trading volume of Buyer Common Stock on the Nasdaq National Market as reported in the Midwest Edition of The Wall Street Journal for such trading day multiplied by (ii) the closing sale price of one share of Buyer Common Stock on the Nasdaq National Market for such trading day. The "TOTAL BUYER TRADING VOLUME" shall be the sum of the daily trading volumes for each trading day during the Measurement Period.

                (b) As soon as practicable, but no later than ten (10) days after the Effective Time, Buyer shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the Share Option Plans and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments, and amendments, if any, to the Share Option Plans, required by this Section 2.3 after giving effect to the Arrangement and the assumption by Buyer as set forth above).

                (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Options assumed in accordance with this Section 2.3 and will file all documents required to be filed to cause the shares of Buyer Common Stock issuable upon exercise of the Buyer Options to be listed on the Nasdaq National Market System. On the Effective Date, Buyer shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor form) or another appropriate form with respect to shares of Buyer Common Stock subject to such options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectuses contained therein) for so long as such options remain outstanding.

                (d) Buyer will apply to qualify the Buyer Options issued to Optionholders who are residents of Israel under Section 102 ("Section 102") or another similar provision of the Israeli Income Tax Ordinance (including Section 3(9) thereto) and use commercially reasonable efforts to obtain confirmation from the Israeli tax authorities that the assumption and conversion of options under this Section 2.3 is not a taxable event and that tacking of the holding period shall be allowed with respect to the two-year holding period required under Section 102 for such periods in which the Company Options were held before the Effective Time or cooperate with the Company in finding a reasonably acceptable alternative solution to such tax issues.

                (e) Upon conversion of the outstanding Company Options into Buyer Options, the vesting schedules for all such options shall be adjusted so that (i) 15% of each tranche of options which would otherwise have vested after June 1, 1999 shall vest on June 1, 1999; and
        (ii) all other options which would otherwise have vested at any time after June 1, 1999 shall have their respective vesting dates advanced by the lesser of (x) six months or (y) the number of days necessary to cause such options to vest on June 1, 1999. There shall be no change to the vesting schedule of any options which otherwise vest on or prior to June 1, 1999. For illustrative purposes, the parties hereto have set forth a mathematical example of the foregoing terms of acceleration of vesting attached as Exhibit F hereto.

        Notwithstanding the amendments to the vesting schedule, if and to the extent required under Section 102 (as in effect from time to time), no Optionholder shall be entitled to sell any shares purchasable upon exercise of the Buyer Options until the two-year holding period under Section 102 has been satisfied. For any Buyer Options which vest prior to the date on which the two-year holding period under
        Section 102 would have been satisfied, the time period in which the holder of such option may exercise the option following a termination of employment with the Company, to the extent such option is exercisable as of the date of termination, shall be extended to enable the holder to exercise for a period of 90 days following the satisfaction, if and to the extent required under Section 102, of the two-year holding period under Section 102 (as in effect from time to time).

                (f) If an employee of the Company or its subsidiaries is terminated by Buyer or the Company or such subsidiary for reasons other than cause, as described in Section 7.5.4 of the Company's Share Purchase Plan (1998), within 12 months following the Effective Date and the Company Options held by such employee did not otherwise vest, any unvested Company Options owned by such employee shall become vested upon such termination.

                                    ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by the Company to Buyer on the date hereof (the "DISCLOSURE SCHEDULE") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

        3.1.    ORGANIZATION AND QUALIFICATION.

                (a) Each of the Company and its subsidiaries (as defined in Section 9.5 hereof) is a corporation duly organized, validly existing, duly registered (if applicable) and, with respect to any subsidiaries incorporated in the U.S., in good standing under the laws of the jurisdiction of its organization and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 3.1(b) hereof). Section 3.1 of the Disclosure Schedule sets forth a true and complete list, by corporation, of all jurisdictions in which each of the Company and its subsidiaries is qualified and in good standing, if applicable. None of the Company or any of its subsidiaries is in violation of any of the provisions of its Memorandum of Association, Certificate of Incorporation or other applicable charter document (any such document of any corporation hereinafter referred to as its "CHARTER DOCUMENT") or its Articles of Association, By-Laws, or other applicable governing document (any such documents of any corporation hereinafter referred to as its "GOVERNING DOCUMENT"). The Company has delivered to Buyer accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its subsidiaries (other than the subsidiaries incorporated in the Philippines and Germany).

                (b) For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" shall mean with respect to the Company any effect, development, change or event that, individually or in the aggregate, and when taken together with all other effects, developments, changes or events occurring or existing at or about the same time, (i) has a material adverse effect on the business, assets, operations, results of operations, financial condition or prospects of the Company and its subsidiaries, taken as a whole, or (ii) has a material adverse effect on the ability of the Company to conduct its business as currently being conducted or as currently proposed to be conducted as described in the Company's Form 20-F for the year ended December 31, 1997, or to impair the Company's ability to perform its obligations under this Agreement, or to consummate the Arrangement or the other transactions contemplated by this Agreement.

        3.2. CAPITAL STOCK OF SUBSIDIARIES. Neither the Company nor any of its subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for the subsidiaries listed in Section 3.2 of the Disclosure Schedule. Except as set forth in Section 3.2 of the Disclosure Schedule, the Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Disclosure Schedule, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto.

        3.3. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 Company Ordinary Shares, par value NIS 0.10 per share. As of the date hereof, 12,573,561 Company Ordinary Shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, 1,422,618 Company Ordinary Shares are reserved for issuance upon exercise of outstanding Company Options. Section 3.3 of the Disclosure Schedule lists all of the Share Option Plans. Concurrently herewith, the Company has delivered a correct and complete list to Buyer, setting forth the outstanding and unexercised Company Options, the name of each holder of such Company Options, the number of Company Ordinary Shares subject to each such Company Option, the relevant vesting dates and whether such vesting will accelerate as a result of the consummation of the transactions contemplated hereby. Other than the Share Option Plans, the Company has no other plan which provides for the grant of options or warrants to purchase Company Ordinary Shares, share appreciation or similar rights or share awards. Except as set forth above, there are not now, and at the Effective Time, except for Company Ordinary Shares issued after the date hereof upon the exercise of Company Options outstanding on the date hereof, there will not be, any Company Ordinary Shares issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any share appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

        3.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders and Optionholders and the approval of the Controller of Restrictive Trade Practices as referred to in Section 3.5(b)(vi) hereof (and other requisite governmental approvals, if any), to consummate the Agreement, the Arrangement and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Arrangement or other transactions contemplated hereby (other than the approval and adoption of this Agreement and the Arrangement by the Company's shareholders, approval and adoption of the Arrangement by the Optionholders, the issuance of the Final Court Order, the approval of the Controller of Restrictive Trade Practices as set forth in Section 3.5(b)(vi) hereof and other requisite governmental approvals, if any). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        3.5.    NO VIOLATIONS, ETC.

                (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Arrangement or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will, except as set forth in Section 3.5(a) of the Disclosure Schedule, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses
        (i)(y), (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "GOVERNMENTAL ENTITY") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Arrangement or other transactions contemplated hereby except (i) in connection with the applicable requirements of antitrust or similar laws or regulations of jurisdictions other than the United States, if any, (ii) the obtaining of the Final Court Order and making of the Filing with the Registrar of Companies in Israel, (iii) the approval of the Company's shareholders and Optionholders pursuant to Israeli Law, (iv) the approval of the Israel Investment Center of the Israeli Ministry of Trade & Industry,
        (v) the approval of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS"), (vi) filings with and the approval of the Israeli Controller of Restrictive Trade Practices, and
        (vii) filings with and receipt of a permit or exemptive order from the Israeli Securities Authority ("ISA") if necessary as to Company Options.

                (c) Except as set forth in Section 3.5 of the Disclosure Schedule, neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation of or default under (x) any note, charge, lien, pledge, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which they or any of their respective properties or assets may be subject, except for such violations or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.6.    COMMISSION FILINGS; FINANCIAL STATEMENTS; BOOKS AND RECORDS.

                (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995, excluding the Company's Report on Form 20-F for the year ended December 31, 1994, to the date hereof (collectively, including all Reports on Form 6-K filed during such period, and as supplemented and amended since the time of filing, the "COMPANY SEC REPORTS") with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with United States or Israeli (as stated therein) generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and, where applicable, cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments). The Company SEC Reports, including all Company SEC Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects with all applicable requirements of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), as the case may be and (ii) did not at the time they were filed or will not at the time they are filed (or, solely with respect to each Report on Form 6-K of the Company filed or to be filed with the SEC as of the date or dates of the exhibits thereto), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) Since January 1, 1994, the books and records of the Company and its subsidiaries have fairly reflected, and fairly reflect, in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the Company and its subsidiaries contain records which are accurate in all material respects of all corporate actions of the respective shareholders and Board of Directors of the Company and its subsidiaries.

                (c) All trade receivables of the Company and of any subsidiary shown on the audited consolidated balance sheet contained in the Company's Form 20-F for the fiscal year ended December 31, 1997 (the "BALANCE SHEET"), and all trade receivables of the Company and of any subsidiary after that date, arose from sales in the ordinary course of business.

                (d) Except as set forth in Section 3.6(d) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under applicable generally accepted accounting principles, except the liabilities recorded on the Company's consolidated balance sheet at December 31, 1997 included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, and except for liabilities or obligations since December 31, 1997, that either are incurred in the ordinary course of business and consistent with past practice or that are not reasonably likely to have, individually or in the aggregate, have a Company Material Adverse Effect.

        3.7.    ABSENCE OF CHANGES OR EVENTS.  Except as set forth in
Section 3.7 of the Disclosure Schedule and in the Company's Form 20-F for the fiscal year ended December 31, 1997, as filed with the SEC, or any other filing (including, without limitation, any filings under Form 6-K and exhibits thereto) made by the Company with the SEC since January 1, 1998 (together, the "COMPANY CURRENT SEC FILINGS"), since December 31, 1997, the Company and its subsidiaries have not incurred any liability reasonably likely to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations or prospects of the Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices. The description set forth in Section 3.7A of the Disclosure Schedule is accurate.

        3.8. ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in the Company Current SEC Filings or as set forth in Section 3.8 of the Disclosure Schedule, since December 31, 1997, the Company has not taken any of the actions set forth in Section 6.1 hereof (except with respect to the capital expenditures described in Section 6.1(h) hereof, the amount applicable in determining whether the Company has taken any such action shall be $3 million).

        3.9. LITIGATION. Except as set forth in Section 3.9 of the Disclosure Schedule or except for such matters as are not reasonably likely to result in a liability of the Company in excess of U.S. $250,000, in each case, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any Governmental Entity, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any Governmental Entity in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party and neither the Company nor any subsidiary is in default in any material respect with respect to any such judgment, order, writ, in junction or decree.

        3.10. TITLE TO AND CONDITION OF PROPERTIES. The Company and its subsidiaries do not own any real property. The Company and its subsidiaries own outright all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens, charges or other encumbrances for current taxes not delinquent or taxes being protested in good faith, mechanics liens not yet due and payable, and such imperfections in title thereto and liens, charges or other encumbrances, if any, as do not materially detract from the value, or interfere with the present condition or use, of the property of the Company or any subsidiary or otherwise impair their business or operations. Except as set forth in the Financial Statements, none of the properties or assets, the value of which is reflected in the Financial Statements, is held by the Company or any subsidiary as lessee or subject to any lease or as conditional vendee under conditional sale or other title retention agreement or as optionee under any option to purchase. All of the material equipment owned by or in the possession of the Company or any subsidiary is in good operating condition and, subject to normal maintenance and wear and tear, is available for use.

        3.11.   CERTAIN CONTRACTS.

                (a) Except as set forth in Section 3.11 of the Disclosure Schedule and except for agreements, indentures, arrangements and contracts which are exhibits to the Company's Form F-3 dated May 1997 (collectively, "CONTRACTS"), neither the Company nor any of its subsidiaries is a party to, is bound by, owns properties subject to, or receives benefits under:

                        (i) any agreement, arrangement or any contract not made in the ordinary course of business that (x) would be required to be filed as an exhibit to a Form 20-F under the Exchange Act or (y) is or may reasonably be expected to be material to the financial condition, business or results of operations or prospects of the Company and its subsidiaries, taken as a whole;

                        (ii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of any such obligation in excess of $250,000 other than loans between the Company and its subsidiaries made in the ordinary course of business;

                        (iii) any agreement, arrangement or commitment which cannot be terminated at will (subject to provisions of applicable law) relating to the employment, election or retention of any present or former director or officer or key employee;

                        (iv) any collective agreement, arrangement or understanding (whether formal or otherwise) with a labor union;

                        (v) any agreement containing covenants that limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any Person (as defined in Section 9.5 hereof), or that involve any restriction on the geographic area in which, or method by which, the Company or any of its subsidiaries may carry on its business (except for agreements set forth in Section 3.11(a)(vii) hereof);

                        (vi) all license agreements (except for agreements set forth in Section 3.11(a)(vii) hereof or standard license agreements in connection with sales to customers of the Company in the ordinary course of business which contain standard software licensing terms offered by the Company to purchasers of its equipment, a copy of which has been provided to Buyer), agreements primarily for the purpose of developing technology, transfer or joint-use agreements or other agreements providing for the payment or receipt of royalties or other compensation by the Company in connection with the Company Intellectual Property, other than third party software used by the Company pursuant to "shrink-wrap" or "off-the-shelf" license agreements;

                        (vii) any agency agreements, distribution agreements or agreements with third party sales representatives; or

                        (viii) all other contracts or commitments and undertakings that, in each case, involve payments in excess of $250,000 in the aggregate.

                (b) Neither the Company nor any subsidiary is a party to or bound by any Contract that is not in writing. All Contracts are valid, binding and in full force and effect. Except as set forth in
        Section 3.11(b) of the Disclosure Schedule, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Contract shall continue in full force and effect in accordance with its terms without rights of early termination by reason of the consummation of the Arrangement and the other transactions contemplated by this Agreement. The Company has performed in all material respects all obligations required to be performed by it in connection with the Contracts and is not in receipt of any claim of default under any Contract that would if not cured result in any penalty, acceleration or rights of early termination. The Company does not have any actual knowledge of any material breach or anticipated material breach by any other party to any Contract and neither the Company nor any subsidiary has affirmatively waived any material right under any Contract. To the best knowledge of the Company, all existing contracts or subcontracts with the Company's customers can be performed in all material respects by the Company (assuming performance by the other parties thereto and necessary third parties) on time, and without extraordinary expenditures of time or money.

        3.12. LABOR MATTERS. Neither the Company nor any of its subsidiaries is a party to any collective agreement, arrangement or labor contract, whether formal or otherwise. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries.

        3.13. COMPLIANCE WITH LAW. All activities of the Company and its subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable Israeli, U.S. federal, state and local and foreign laws, ordinances, regulations, judgments, decrees, injunctions, material permits, material licenses, material certificates, governmental rules, orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency), and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company and its subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.14. GRANTS, INCENTIVES AND SUBSIDIES. Correct copies of all letters of approval with respect to the Company or any of its subsidiaries from the Investment Center for receipt of Approved Enterprise Status in accordance with the Encouragement of Capital Investments Law-1959 ("INVESTMENT LAW") and from the OCS since January 1, 1996 under the Law for the Encouragement of Industrial Research and Development, 1986 (the "RESEARCH LAW") have been furnished to Buyer. All such letters of approvals, and supplements thereto, granted by the Investment Center and granted by the OCS (which OCS letters of approval and supplements thereto constitute all such letters or supplements pertaining to programs of the Company in progress as of the date hereof), respectively, are listed in Section 3.14 of the Disclosure Schedule. The Company is in compliance, in all material respects, with the terms and conditions of all of its grants and incentives from the Government of the State of Israel or any agency thereof including, without limitation, the Investment Center and the OCS (the "COMPANY GRANTS") and, except as disclosed in Section 3.14 of the Disclosure Schedule, has duly fulfilled, in all material respects, all the undertakings due as of the date hereof relating thereto. The Company is unaware of any event as to which consent or approval of a Governmental Entity is required but has not been obtained, the absence of which might lead to the annulment, amendment, acceleration, payment of royalties or material limitation of any of the Company Grants, except for expected reductions in the budget of the OCS generally applicable to all companies receiving such funds.

        3.15.   INTELLECTUAL PROPERTY RIGHTS.

                (a) Section 3.15 of the Disclosure Schedule contains a complete and accurate list of all registered (and applications for registration of) patents, trademarks, trade names, service marks, copyrights and applications for or registrations of any of the foregoing as to which the Company is the owner along with the name of the relevant country, registration numbers, dates of issuance, title of the patent or copyright , names of the inventors or authors of such patents and copyright (if not assigned by such person or persons to the Company), the trade and service mark and trade name and relevant goods or services. The Company owns, free and clear of any lien, is licensed to use, or has the valid right to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs (other than "OFF-THE-SHELF" programs) and know-how (including trade secrets and/or other unpatentable proprietary or confidential information, systems or procedures) and other rights or interests in items of intellectual property used in or necessary for the conduct of its respective business as currently conducted or as currently proposed to be conducted as described in the Company's Form 20-F for the year ended December 31, 1997 (the "COMPANY INTELLECTUAL PROPERTY"). Except to the extent specifically disclosed in Section 3.15 of the Disclosure Schedule, no claim has been asserted or, to the knowledge of the Company, threatened by any person, and, to the Company's knowledge, no valid basis for any claim exists, with respect to the use of the Company Intellectual Property owned by the Company. Except to the extent specifically disclosed in Section 3.15 of the Disclosure Schedule or the Company SEC Reports, the Company has not received notice and is not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of the Company Intellectual Property owned by the Company, or of any facts, or assertion of any facts which would render any of the Company Intellectual Property owned by the Company invalid or inadequate to protect the interests of the Company therein. Except to the extent specifically disclosed, in Section 3.15 of the Disclosure Schedule, no current or former shareholder, employee, officer, director or consultant of the Company has any rights in or to any of the Company Intellectual Property owned by the Company. All the Company Intellectual Property owned by the Company listed in Section 3.15 of the Disclosure Schedule has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed in Section 3.15 of the Disclosure Schedule or the Company SEC Reports:

                        (i) the Company Intellectual Property owned by the Company is valid and has not been challenged in any judicial or administrative proceeding;

                        (ii) the Company has made all statutorily required filings, if any, to record its interests, and taken reasonable actions as is customary in the industry to protect its rights, in the Company Intellectual Property owned by the Company;

                        (iii) to the knowledge of the Company, no Person nor such Person's business or products has infringed, misused or misappropriated the Company Intellectual Property or currently is infringing, misusing or misappropriating the Company Intellectual Property owned by the Company; and

                        (iv) to the knowledge of the Company, no other Person has any right to receive or any obligation to pay a royalty with respect to any of the Company Intellectual Property owned by the Company or any product or service supplied by the Company.

                (b) Section 3.15(b) of the Disclosure Schedule sets forth a list of the material licenses and agreements (with the exception of licenses and agreements to use "shrink-wrapped" or "off-the-shelf" intellectual property) (the "LICENSES") permitting the Company, as licensee, the valid right to use the Company Intellectual Property identified therein. The Licenses are valid and binding obligations of the licensors to the Company or its subsidiaries, enforceable against such licensors in accordance with their respective terms, and the Company or subsidiary, as applicable, is not in material breach or default thereunder. No claim has been asserted or to the knowledge of the Company, threatened by any person, and, to the Company's knowledge, no valid basis for any claim exists (i) alleging that the use of the Licenses in the business of the Company, as currently conducted or as currently proposed to be conducted as described in the Company's Form 20-F for the year ended December 31, 1997, infringes upon or constitutes the unauthorized use of the intellectual property rights of any third party or (ii) challenging the validity or enforceability of the Licenses or the use of the Company Intellectual Property pursuant to the Licenses.

                (c) To the knowledge of the Company after conducting such due diligence as would be necessary to enable the Company to comply with the disclosure requirements of the SEC's Release No. 33-7558, except as set forth in Section 3.15(c) of the Disclosure Schedule, all hardware and software used by the Company in the ordinary course of business, including without limitation, all hardware and software included in the products sold or products currently proposed to be sold by the Company or any of its subsidiaries, is Year 2000 Compatible. For purposes of this Agreement, "YEAR 2000 COMPATIBLE" means that neither performance nor functionality is affected by dates prior to, during, spanning, or after January 1, 2000, and shall include, but not be limited to:
        (i) accurately processing (including, but not limited to, calculating, comparing and sequencing) date/time data from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations; (ii) functioning without error, interruption, or decreased performance relating to such date/time data; (iii) accurately processing such date/time data when used in combination with other technology; (iv) accurate date/time data century recognition;
        (v) calculations that accurately use same century and multi-century formulas and date/time values; (vi)date/time interface values that reflect the correct century; and (vii) processing, storing, receiving and outputting all date/time data in a format that accurately indicates the century of the date/time data.

        3.16.   TAXES.

                (a) "TAX" or "TAXES" shall mean all Israeli or United States federal, state or local taxes and any other applicable taxes, duties, levies, fees, charges and assessments of any nature, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, National Insurance Institute payments, health taxes and withholding on wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

                (b) (i) The Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed for any period ending on or before the Effective Time (collectively "RETURNS"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries; (ii) all Taxes of the Company and its subsidiaries in respect of the pre-Arrangement period which are, or shall become prior to or as of the Effective Time, due and payable have been or will be paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with applicable generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax returns filed by the Company and its subsidiaries, of which the Company or its subsidiaries has received written notice, have either been paid or are being contested in good faith by appropriate proceedings; (iv) except for ordinary requests for additional information, no deficiency has been asserted or assessed against the Company or any of its subsidiaries, and no examination of the Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority, of which the Company or its subsidiaries has received written notice; (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax return has been requested, which Tax return has not since been filed;
        (vi) all Returns filed by the Company and its subsidiaries are true, correct and complete in all material respects, (vii) no material Tax liens have been filed with respect to any Taxes; (viii) the Company and each of its subsidiaries have not made and do not intend to make any voluntary adjustment by reason of a change in their accounting methods for any pre-Arrangement period, or any material election, that would change the taxable income or deductions of the Company or any of its subsidiaries for any period ending after the Effective Date, except as may be required by a change in applicable generally accepted accounting principles; (ix) the Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; (x) the Company and its subsidiaries are not parties to any tax sharing or tax matters agreement; and (xi) to the knowledge of the Company, no facts exist that could constitute grounds for the assessment of any material liability for Tax by any Governmental Entity against the Company or any subsidiary.

                (c) Section 3.16(c) of the Disclosure Schedule, lists each tax incentive to which the Company is entitled on the date hereof under the Laws of the State of Israel, other than incentives generally available by law, the period for which such tax incentive applies, and the nature of such tax incentive. The Company has complied in all material respects with all requirements of Israeli law to be entitled to claim the tax incentive set forth in Section 3.16(c) of the Disclosure Schedule. The consummation of the Arrangement (without giving effect to any action taken by Buyer after the Effective Time or by Buyer in connection with the Arrangement other than as specifically contemplated by this Agreement or the Arrangement) will not materially adversely affect the ability of the Company to claim the benefit of any tax incentive for the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as set forth in Section 3.5(b) hereof, prior to the consummation of the Arrangement in order to preserve the entitlement of the Company to any such incentive. Except as set forth in Section 3.16(c) of the Disclosure Schedule, no subsidiary is entitled to any tax incentive of the type described in this Section 3.16(c).

        3.17.   EMPLOYEE BENEFIT PLANS.

                (a) Section 3.17(a) of the Disclosure Schedule contains a list of all current salaried employees of each of the Company and its subsidiaries as of the date of this Agreement who received compensation or is expected to receive compensation (including compensation payable pursuant to bonus, deferred compensation or commission arrangements) in excess of US $100,000 in either 1997 or 1998, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.

                (b) Section 3.17(b) of the Disclosure Schedule sets forth a true and accurate schedule of all management insurance policies, education funds, pension or provident funds, severance payment funds, disability, death benefit or health insurance plans or any other plans, funds or arrangements maintained or contributed to by the Company or any of its subsidiaries for the benefit of employees of the Company or any of its subsidiaries (the "EMPLOYEE BENEFIT PLANS").

                (c) With respect to the Employee Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company or any of its subsidiaries, there exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability that is reasonably likely to have a Company Material Adverse Effect on the Company, under any applicable law.

                (d) With respect to the Employee Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with applicable generally accepted accounting principles, on the financial statements of the Company or any of its subsidiaries.

                (e) All material contributions to, and payments from, the Employee Benefit Plans which are required to have been made in accordance with the Employee Benefit Plans have been made by the Company and any of its subsidiaries.

                (f) There are (i) no investigations, audits or examinations pending, or to the best knowledge of the Company, threatened by any Governmental Entity involving any of the Employee Benefit Plans, (ii) no termination proceedings involving the Employee Benefit Plans and (iii) no pending or, to the best of the Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Employee Benefit Plan.

                (g) Except as disclosed in Section 3.17(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with an employee's termination of employment or other event, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

        3.18. ENVIRONMENTAL MATTERS. The Company has been in compliance and is presently complying, in each case in all material respects, with all applicable health, safety and environmental laws. The Company has obtained all material permits and authorizations which are required under all applicable health, safety and environmental laws and are in compliance in all material respects with such permits and authorizations. There is no environmental matter which could expose the Company to a claim to clean-up or remedy any pollution or damage at any of the properties utilized in the Company's business.

        3.19. INSURANCE. The Company has delivered to Buyer a list of all material insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its subsidiaries, which policies are set forth in Section 3.19 of the Disclosure Schedule, and all such policies are currently in effect. Except as disclosed in Section 3.19 of the Disclosure Schedule, there are no circumstances concerning the Company which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased. There are no material claims outstanding under any insurance policy and to the best of the Company's knowledge, the Company has not failed to give any notice or to present any claim with respect to its business under any such policy in due and timely fashion.

        3.20. EMPLOYMENT AND LABOR CONTRACTS. The Company is not a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to the Company with any past or present officer, director, employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee other than those described in the Company SEC Reports or those set forth in
Section 3.20 of the Disclosure Schedule and other than the agreements executed by employees generally.

        3.21. FINDERS OR BROKERS. Except for Salomon Smith Barney Inc. and Dovrat, Shrem & Co. Ltd. whose fees will be paid by the Company, none of the Company, the subsidiaries of the Company, the Board of Directors or any member of the Board of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Arrangement or the other transactions contemplated hereby. The Company has provided to Buyer copies of all commitments, agreements or other documentation in respect of such fees or commissions, the amount of which in no event shall exceed an aggregate of one percent (1%) of the consideration to be paid by Buyer hereunder in addition to reimbursement of expenses payable thereunder.

        3.22. BOARD RECOMMENDATION. The Board of Directors of the Company has, at a meeting of such Board duly held on September 15, 1998: (a) by a vote of its disinterested directors, duly approved and adopted this Agreement, the Arrangement and the other transactions contemplated hereby, (b) determined by such vote that the Agreement, and the Arrangement are in the best interests of the Company, its shareholders and Optionholders and (c) recommended on that basis that (i) the shareholders of the Company approve and adopt this Agreement, the Arrangement and the other transactions contemplated hereby and (ii) that the Optionholders approve and adopt the Arrangement.

        3.23. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Salomon Smith Barney Inc. dated the date of this Agreement, to the effect that, as of such date, the Per Share Amount is fair from a financial point of view to the holders of Company Ordinary Shares.

        3.24. INTERESTED PARTY TRANSACTIONS. All interested party transactions in which the Company is a party that require special approval under the Companies Ordinance, (New Version) 5743-1983 ("INTERESTED PARTY TRANSACTIONS") have been approved in accordance with such provisions, except for such interested party transactions relating to this Agreement, the Arrangement and the transactions contemplated hereby.

        3.25 INFORMATION STATEMENT. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement to be distributed by the Company will, at the date mailed to the Company's shareholders and Optionholders and at the time of the meetings of shareholders and Optionholders to be held in connection with the Arrangement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Company that:

        4.1. ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing, duly registered and in good standing under the laws of the State of Minnesota, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to enter into and consummate the transactions contemplated by this Agreement.

        4.2. AUTHORITY; NO CONFLICTS. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any provision hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Buyer, (ii) cause a default (or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any other material instrument, obligation or agreement to which Buyer is a party or by which its properties or assets may be bound or (iii) violate any law applicable to Buyer or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations that individually or in the aggregate would not result in a Buyer Material Adverse Effect. For purposes of this Agreement, "BUYER MATERIAL ADVERSE EFFECT" shall mean with respect to the Buyer any effect, development, change or event that, individually or in the aggregate, and when taken together with all other effects, developments, changes or events occurring at or about the same time, (i) has a material adverse effect on the business, assets, operations, results of operations, financial condition or prospects of the Buyer and its subsidiaries, taken as a whole, or (ii) has a material adverse effect on the ability of the Buyer to conduct its business as currently being conducted or as currently proposed to be conducted, or to impair the Buyer's ability to perform its obligations under this Agreement, or to consummate the Arrangement or the other transactions contemplated by this Agreement.

        4.3 NO FINDER'S FEES. Except for CIBC Oppenheimer & Co., whose fees will be paid by Buyer (except as otherwise contemplated by Section 6.10(b) hereof), neither Buyer nor any of its employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the transactions contemplated by this Agreement.

        4.4 NO VIOLATIONS, ETC. No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the Arrangement or other transactions contemplated hereby except (i) in connection with the applicable requirements of antitrust or other similar laws or regulations of jurisdictions other than the United States, if any, (ii) the obtaining of the Final Court Order and making of the Filing with the Registrar of Companies in Israel, (iii) the approval of the Company's shareholders and Optionholders pursuant to Israeli Law, (iv) the approval of the Israel Investment Center of the Israeli Ministry of Trade & Industry, (v) the approval of the OCS, (vi) filings with and the approval of the Israeli Controller of Restrictive Trade Practices, and (vii) filings with and receipt of a permit or exemptive order from the ISA, if necessary, as to Company Options.

        4.5 COMMISSION FILINGS. Buyer has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 to the date hereof (excluding its Annual Report on Form 10-K for the fiscal year ended October 31, 1994) (collectively, as supplemented and amended since the time of filing, the "BUYER SEC REPORTS") with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Buyer and its subsidiaries included or incorporated by reference in such Buyer SEC Reports (collectively, the "BUYER FINANCIAL STATEMENTS") have been prepared in accordance with United States applicable generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and, where applicable, cash flows of the Buyer and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments). Buyer SEC Reports, including all Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time they were filed or will not at the time they are filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.6     OPTIONS. The Buyer Options to be issued by Buyer as set forth in
Section 2.3 hereof shall be duly authorized and validly issued in accordance with the terms of this Agreement and any Buyer Common Stock issued upon exercise thereof and payment therefor in accordance with the terms of the relevant Share Option Plans and option agreements under which the Company Options were granted (as amended in accordance with the terms of this Agreement) and this Agreement shall, when issued, be duly and validly issued, fully paid and nonassessable.

        4.7 PURCHASE OF SHARES. As of the date of this Agreement, neither the Buyer nor any of its subsidiaries owns any Company Ordinary Shares.

        4.8 INFORMATION STATEMENT. None of the information supplied by Buyer specifically for inclusion or incorporation by reference in the Information Statement to be distributed by the Company will, at the date mailed to the Company's shareholders and Optionholders and at the time of the meetings of shareholders and Optionholders to be held in connection with the Arrangement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.9 FINANCING. Buyer is not aware of any fact, circumstance or event which would prevent Buyer from paying the Exchange Fund to the Exchange Paying Agent in accordance with the terms of Section 2.1 of this Agreement and the Exchange Paying Agent Agreement.

                                     ARTICLE V

                                 REQUIRED APPROVALS

        5.1.    SHAREHOLDERS AND COURT APPROVALS.

                (a) The Company undertakes to take appropriate action to file a motion (the "FIRST MOTION") with the Tel Aviv-Jaffa District Court (the "COURT") requesting the Court to order that a special meeting of the Company's shareholders be convened at the earliest practicable date for the purpose of considering and approving (if they deem fit) the Arrangement and the other transactions contemplated hereby (the "COMPANY SHAREHOLDERS MEETING") and that a special meeting be convened of the Company's Optionholders at the earliest practicable date for the purpose of considering and approving (if they deem fit) those aspects of the Arrangement pertaining to the Optionholders (the "COMPANY OPTIONHOLDERS MEETING"), which shall have been recommended for approval by the Company's Board of Directors consistent with its fiduciary obligations.

                (b) As soon as practicable subsequent to approval of the First Motion by the Court, the Company shall take appropriate action to convene the Company Shareholders

        Meeting and the Company Optionholders Meeting, in accordance with the Court's instructions, the provisions of law and the Company's Governing Documents.

                (c) The Company shall take appropriate action to submit to the vote of the shareholders of the Company at the Company Shareholders Meeting the approval of the Interested Party Transactions relating to this Agreement, the Arrangement and the transactions contemplated hereby.

                (d) Subsequent to (i) approval of the Arrangement at the Company Shareholders Meeting (the "COMPANY SHAREHOLDER APPROVAL")and at the Company Optionholders Meeting (the "COMPANY OPTIONHOLDER APPROVAL"), by the requisite vote required under Section 233 of the Companies Ordinance (New Version) 5743-1983 ("SECTION 233") and in accordance with the Company's Governing Documents and (ii) the approval of the Interested Party Transactions referenced in Section 5.1(c) hereof, except for approval of certain option grants as set forth in Section 3.3(3) of the Disclosure Schedule, by the shareholders of the Company, the Company shall as soon as possible, but no later than five days after such vote has been taken, file with the Court a motion (the "SECOND MOTION") requesting that the Court issue the Final Court Order approving the Arrangement.

                (e) As soon as possible subsequent to the issuance of the Final Court Order and the satisfaction or waiver of all Closing conditions but without waiting for the expiration of any appeal period, unless there is a stay of further proceedings issued by a court of competent jurisdiction, the Company shall, immediately after receipt of confirmation from the Exchange Paying Agent that the Exchange Fund has been transferred to the Exchange Paying Agent, file the Final Court Order with the Registrar of Companies in Israel (the "FILING").

                (f) The First Motion, the Second Motion and any related motions and the description of the Arrangement to the Israeli court shall be reviewed and approved by Buyer and Buyer's counsel prior to the filing thereof by the Company. The Company shall consult with Buyer regarding the conduct of the court proceedings, shall advise Buyer or Buyer's counsel of the dates of any hearings and, upon request of Buyer, permit Buyer to participate therein.

                (g) In connection with the Company Shareholders Meeting and the Company Optionholders Meeting, the Company will duly solicit the vote of the shareholders and the Optionholders of the Company for their respective approval, as set forth above in this Section 5.1, by mailing or delivering to each such shareholder and Optionholder the applicable Information Statement referred to in Section 6.2 hereof, after Court approval of the First Motion.

                                     ARTICLE VI

                              COVENANTS AND AGREEMENTS

        6.1. CONDUCT OF BUSINESS OF THE COMPANY PENDING THE ARRANGEMENT. Except as contemplated by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, will use all commercially reasonable efforts to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which is reasonably likely to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Buyer (which consent will not be unreasonably withheld):

                (a)     amend its Charter Document or Governing Document;

                (b) authorize for issuance, issue, sell, deliver, grant any options (except as set forth in Section 6.1(b) of the Disclosure Schedule) or warrants for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its share capital or any securities convertible into shares of any class of its share capital, except pursuant to and in accordance with the terms of Company Options outstanding on the date hereof except for (i) preparation of documents relating to issuance of Company Options approved prior to the date hereof and appearing in the stock option table provided in accordance with Section 3.3 of the Disclosure Schedule and (ii) issuance of shares in G-Connect Ltd. in connection with a contemplated financing; PROVIDED, that, in no event shall any such issuance of shares decrease the Company's ownership of the voting securities of G-Connect Ltd. to less than a majority of the outstanding voting securities (representing at least a majority of the outstanding voting power of the shareholders of G-Connect Ltd.) on a fully diluted basis taking into account any and all options or other rights to acquire shares of G-Connect Ltd.;

                (c) split, combine or reclassify any shares of its share capital, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or purchase, redeem or otherwise acquire any shares of its own share capital or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

                (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice and except for contracts for the purpose of non-speculative currency hedging of non-United States dollar-denominated contracts entered into in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company) other than performance guarantees to customers made in the ordinary course of business consistent with past practice; or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than subsidiaries of the Company);

                (e) except as otherwise expressly contemplated by this Agreement, (i) increase in any manner the compensation of (x) any employee, except in the ordinary course of business consistent with past practice or in accordance with existing contracts with employees or (y) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Buyer,
        (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except to the extent accrued in the Financial Statements, as required under currently existing agreements, plans or arrangements or with respect to employees, in the ordinary course of business consistent with past practice; (iii) grant any severance or termination pay to, or enter into or amend any employment, severance or change in control agreement with, any employee or any of its directors or officers except as required by applicable law or pursuant to any existing contract; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; PROVIDED, HOWEVER, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any other material agreements, commitments or contracts, except in the ordinary course of business consistent with past practice;

                (g) acquire, sell, lease or dispose of any asset, other than transactions in the ordinary course of business consistent with past practice, except as may be required or contemplated by this Agreement;

                (h) authorize or commit to make any capital expenditures in excess of U.S. $500,000 in the aggregate during such period;

                (i) make any change in the accounting methods or accounting practices followed by the Company, except as required by applicable generally accepted accounting principles or applicable law;

                (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $100,000 without the consent of Buyer;

                (k) make any election under Israeli tax law which would (if made) or is reasonably likely to have a Company Material Adverse Effect;

                (l) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any subsidiary;

                (m) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that are in the ordinary course of business consistent with past practice and not material to the Company and its subsidiaries taken as a whole;

                (n) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                (o) except as set forth in Item 2 of Section 6.1 of the Disclosure Schedule, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of U.S. $250,000, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) of the Company included in the Company Current SEC Filings or incurred in the ordinary course of business consistent with past practice; or

                (p) authorize, recommend, propose, agree or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        6.2 INFORMATION STATEMENT. The Company will, as promptly as practicable, prepare an information statement and form of proxy in connection with the votes of the Company's shareholders and Optionholders with respect to the Arrangement and this Agreement ( such information statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Company's shareholders and Optionholders is called the "INFORMATION STATEMENT"). The Company will use its best efforts to cause the Information Statement to be mailed to shareholders and Optionholders of the Company at the earliest practicable date after approval by the Court of the First Motion, and shall use its best efforts to hold the Company Shareholders Meeting and Company Optionholders Meeting as soon as practicable, subject to the Company's Governing Documents, after approval by the Court of the First Motion. Buyer shall provide all information reasonably requested by the Company for inclusion in the Information Statement. The Information Statement shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. In the Information Statement, the Company's Board of Directors shall state that it unanimously recommends that the Company's shareholders and Optionholders approve the Arrangement. The Company shall provide Buyer and its counsel with a copy of the Information Statement in the form proposed to be disseminated and Buyer and such counsel shall be afforded a reasonable opportunity to review and comment thereon. The Company shall not disseminate the Information Statement if Buyer shall have reasonably objected thereto in writing.

        6.3.    ADDITIONAL AGREEMENTS, COOPERATION.

                (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, if applicable,
        (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Israeli, U.S. federal or state, or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby arising out of or related to the Final Court Order referred to in Article V hereof, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and
        (vi) to fulfill all conditions to this Agreement.

                (b) Each of the parties hereto agrees to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of antitrust or other similar laws or regulations of jurisdictions other than the United States, the Israeli Restrictive Trade Practices Act, or any other Israeli, United States federal or state, or foreign statute or regulations.

        6.4. PUBLICITY. Except as otherwise required by law or the rules of any applicable securities exchange or Nasdaq national market system, prior to the Effective Time, Buyer and the Company will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Buyer and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

        6.5     NO SOLICITATION.

                (a)     Prior to the termination of this Agreement pursuant to
        Article VIII hereof, the Company and its subsidiaries will not, nor shall the Company authorize or permit any officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as hereinafter defined), (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 6.5 or in any other provision of this Agreement, prior to the Company Shareholders Meeting and Company Optionholders Meeting, the Company and its Board of Directors may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "POTENTIAL ACQUIROR") or approve an unsolicited Acquisition Proposal if both (A) the Company's Board of Directors, having complied with the rules regarding Interested Party Transactions, duly determines in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) the Company's Board of Directors, having complied with the rules regarding Interested Party Transactions, determines in good faith, after receiving advice from reputable outside legal counsel experienced in such matters (including, the Company's current outside counsel), that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to violate the Board's fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Buyer the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, and shall further promptly inform Buyer in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 6.5(a) by any executive officer of the Company or any of its subsidiaries or any financial advisor, attorney or other advisor or representative, in each case, who is currently or in the future retained by the Company or any of its subsidiaries shall be deemed to be a breach of this
        Section 6.5(a). Nothing contained in this Section 6.5(a) shall prohibit the Company's Board of Directors from taking or disclosing to the Company's shareholders a position with respect to an Acquisition Proposal in the form of a tender offer by a Potential Acquiror or making such other disclosure to the Company's shareholders which position or disclosure, in the judgment of the Board, after receiving advice from reputable outside legal counsel experienced in such matters (including the Company's current outside counsel), is required by applicable law; PROVIDED, that if the Board takes a position or makes any disclosure adverse to consummation of the Arrangement or the other transactions contemplated hereby (or withdraws its recommendations of the Arrangement or this Agreement) Buyer's right to terminate under Section 8.1(d)(ii) hereof shall immediately arise, with the consequences set forth in Section 6.10(c) hereof.

                (b) For the purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any proposal made by any person other than Buyer and its subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the outstanding capital stock of the Company pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company and its subsidiaries, taken as a whole.

                (c) The term "SUPERIOR PROPOSAL" means any BONA FIDE Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Ordinary Shares then outstanding or all or substantially all the assets of the Company, for which financing, to the extent required, is then committed or the Company's independent international financial advisor has delivered a written opinion to the Company's Board of Directors to the effect that such advisor is highly confident such financing can be obtained by the Proposed Acquiror in a timely fashion, and otherwise on terms that the Board of Directors, having complied with the rules regarding Interested Party Transactions, determine, in good faith, to be more favorable to the Company and its shareholders than the Arrangement (after receiving the oral advice of the Company's independent international financial advisor that the value of the consideration provided for in such Acquisition Proposal exceeds the value of the consideration provided for in the Arrangement, which advice shall include a commitment to deliver a written opinion confirming such advice at the time the Board of Directors considers whether to approve such Acquisition Proposal).

        6.6. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, the Company will give Buyer and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit Buyer to make such inspections as it may reasonably require, will cause its officers and those of its subsidiaries to furnish Buyer with such financial and operating data and other information, including applications submitted under the Investment Law and the Research Law, and information related thereto, with respect to its business and properties as Buyer may from time to time reasonably request and confer with Buyer to keep it reasonably informed with respect to operational and other business matters relating to Company and its subsidiaries and the status of satisfaction of conditions to the Closing. From the date of this Agreement until the Effective Time, the Company will provide Buyer with copies of all Company SEC Reports filed with the SEC after the date hereof. All nonpublic information obtained by Buyer pursuant to this Section 6.6 or otherwise at any time prior to or after the date hereof shall be kept confidential in accordance with the Confidentiality Agreement, dated April 22, 1998, between Buyer and the Company (the "Confidentiality Agreement").

        6.7. NOTIFICATION OF CERTAIN MATTERS. The Company or Buyer, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x), (y) and (z) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (y) any material failure of the Company or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (z) the institution of any claim, suit, action or proceeding arising out of or related to the Arrangement or the transactions contemplated hereby; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        6.8. RESIGNATION OF DIRECTORS. At or prior to the Effective Time, the Company shall deliver to Buyer the resignations of such directors of the Company and of its subsidiaries designated by the Company as Buyer shall specify, to be effective as of the Effective Time.

        6.9.    INDEMNIFICATION.

                (a) As of the Effective Time and for a period of seven (7) years following the Effective Time, Buyer will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("LOSSES") submitted during such seven (7) year period, any persons who were directors or officers of the Company or a subsidiary of the Company prior to the Effective Time (the "INDEMNIFIED PERSONS") to the fullest extent such person would have been indemnified for such Losses under applicable law, under the Charter Document or Governing Document of the Company or any subsidiary of the Company in effect immediately prior to the date hereof, or the indemnification agreements set forth in Section 3.11(a)(i) of the Disclosure Schedule, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time.

                (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the Israeli law or other applicable corporate law for purposes of this Section 6.9 shall be made by independent counsel selected by Buyer and reasonably acceptable to the Indemnified Persons. Buyer shall pay such counsel's fees and expenses (it being agreed that neither the Indemnified Persons nor Buyer shall challenge any such determination by such independent counsel).

                (c) In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other person, and Buyer or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 6.9 and none of the actions described in clauses (i) and (ii) above shall be taken until such provision is made. Notwithstanding the foregoing, Buyer acknowledges that the provisions of this Section 6.9 shall be binding on all successors of Buyer.

                (d)     Buyer shall maintain in effect for not less than seven
        (7) years from the Effective Time the current polices of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time; PROVIDED that, in the event that any Claim is asserted or made within such seven
        (7)-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and PROVIDED, FURTHER, that Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance. In such case, Buyer shall purchase as much coverage as possible for 200% of the premiums paid as of the date hereof for such insurance, which coverage shall be at least as favorable as that provided by Buyer to its directors.

                6.10.   FEES AND EXPENSES.

                (a) Except as provided in this Section 6.10, whether or not the Arrangement is consummated, the Company and Buyer shall bear their respective expenses incurred in connection with the Arrangement, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

                (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (x) by the Company or Buyer pursuant to Section 8.1(b)(ii), 8.1(b)(iii) or 8.1(b)(v), (y) by Buyer pursuant to Section 8.1(d)(ii), or (z) by the Company or Buyer at a time when Buyer is entitled to terminate this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii), 8.1(b)(v) or 8.1(d)(ii), then, in each case, the Company shall reimburse Buyer upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Buyer in connection with this Agreement and transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; PROVIDED, HOWEVER, that in no event shall such out-of-pocket fees and expenses exceed U.S. $250,000.

                (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Buyer at a time when Buyer is entitled to terminate this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii) or 8.1(d)(i) and, concurrently with or within six months after such a termination either a definitive agreement with respect to an Acquisition Proposal is executed by the Company or an Acquisition Proposal is consummated, or (y) this Agreement is terminated pursuant to Section 8.1(b)(v) or 8.1(d)(ii), then, in each case, the Company shall pay to Buyer U.S. $6,000,000, less any amounts payable to Buyer pursuant to Section 6.10(b) hereof (the "TERMINATION FEE") in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (x), the later to occur of such termination and such Acquisition Proposal, or, in the case of clause (y), such termination. Buyer acknowledges that, except for liability that the Company might have to Buyer arising from a breach of this Agreement due to the fraudulent or willful misconduct of the Company, the Termination Fee, once paid as contemplated by this Section 6.10(c), shall be the sole remedy of Buyer in the circumstances described in this Section 6.10(c). The Company acknowledges that the agreements contained in Sections 6.10(b) and (c) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly if the Company fails promptly to pay the amounts due pursuant to Sections 6.10(b) and (c) hereof, (i) the Company shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee was required to be made and (ii) if in order to obtain such payment Buyer commences a suit or takes other action which results in a judgment or other binding determination against the Company for the fees and expenses in Section 6.10(b) hereof or the Termination Fee, the Company shall also pay to Buyer, its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

        6.11. ISRAELI PROSPECTUS. Buyer shall use reasonable best efforts either to (a) obtain an exemption from the ISA from any prospectus requirements with respect to the assumption of Company Options of the Israeli Optionholders by Buyer and conversion thereof into Buyer Options in accordance with Section
2.3 hereof, or (b) comply with the prospectus requirements of the Israel Securities Law of 1968 or (c) provide an alternate method of compliance with the requirements of the ISA. The Company shall cooperate in these efforts, to the extent requested by Buyer.

        6.12. SHAREHOLDER LITIGATION. The Company shall give Buyer the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

        6.13 DETERMINATION OF OPTIONHOLDERS. At least five (5) business days before the Effective Date, the Company shall provide Buyer with a true and complete updated list required by Section 3.3 of the Disclosure Schedule following which there shall be no additional grants of Options by the Company without Buyer's prior consent.

        6.14 TERMINATION OF 401(k) PLAN. The Company shall cause its wholly owned subsidiary incorporated in the United States (the "U.S. SUB") to (i) take all action necessary to terminate the 401(k) plan sponsored by the U.S. Sub (the "U.S. 401(K) PLAN") effective as of immediately prior to the Effective Time and
(ii) submit application to the United States Internal Revenue Service for a favorable determination letter for the termination of the U.S. 401(k) Plan as soon as practicable following the Effective Time. Buyer will permit each employee of the U.S. Sub affected by such plan termination to roll any account balances of such employee in the terminated U.S. 401(k) Plan to a 401(k) plan sponsored by Buyer (or one of Buyer's wholly owned U.S. subsidiaries). As of the Effective Time, employees of the U.S. Sub shall be eligible to participate in Buyer's 401(k) plan in accordance with its terms provided that Buyer shall credit such employees' service with the Company and its subsidiaries for purposes of eligibility and vesting under the Buyer 401(k) plan.

                                    ARTICLE VII

                               CONDITIONS TO CLOSING

        7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ARRANGEMENT. The respective obligation of each party to effect the Arrangement is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

                (a) SHAREHOLDER/OPTIONHOLDER APPROVALS. Each of the Company Shareholder Approval and the Company Optionholder Approval as referred to in Section 5.1 hereof shall have been obtained.

                (b) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect preventing the consummation of the Arrangement.

                (c) GOVERNMENTAL ACTION. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Arrangement, asserting the illegality of the Arrangement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                (d) CONSENTS. All necessary consents and approvals of any Governmental Entity of any applicable jurisdiction or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained which the failure to obtain, make or occur would have the effect of making the Arrangement or any of the transactions contemplated hereby illegal or which individually or in the aggregate would have a Buyer Material Adverse Effect (assuming the Arrangement had taken place), including, but not limited to:

                        (i) the issuance of the Final Court Order in Israel, but without waiting for the expiration of any appeal period, unless there is a stay of further proceedings issued by a court of competent jurisdiction;

                        (ii) either (a) an exemption from the ISA from any prospectus requirements with respect to the assumption of Company Options of the Israeli Optionholders by Buyer shall be obtained or (b) Buyer shall have complied with the prospectus requirements of the Israel Securities Law of 1968 or (c) Buyer shall use commercially reasonable efforts to provide an alternate method of compliance with the requirements of the ISA;

                        (iii) the approval of the Israeli Controller of Restrictive Trade Practices in substance reasonably satisfactory to the Company and Buyer, but without waiting for the expiration of any appeal period, unless there is a stay of further proceedings issued by a court of competent jurisdiction; and

                        (iv) a ruling of the Israeli tax authorities, in form and substance reasonably satisfactory to the Company and Buyer, relating to the assumption of the Company Options as set forth in Section 2.3(d) hereof.

        7.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Arrangement is further subject to satisfaction or waiver of the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date (subject to any modifications resulting from actions taken after the date hereof in strict compliance with Section 6.1 hereof, but not any modifications not specifically authorized and contemplated by the express agreement in writing of Buyer given, to the extent required, under Section 6.1 hereof), as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "MATERIALITY" or "MATERIAL ADVERSE EFFECT" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect; PROVIDED, HOWEVER that, for purposes of this Section 7.2(a), any failure of the representations and warranties set forth in Section 3.3 hereof (other than due to the exercise, in accordance with the terms of the governing Share Option Plan and applicable options agreement, of Company Options outstanding on the date hereof and identified in Schedule 3.3 of the Disclosure Schedule or pursuant to action taken by the Company in accordance with the terms of
        Section 6.1 (b) hereof) shall be deemed to have a Company Material Adverse Effect unless the Company is able to cure such failure in some reasonable manner (and within some reasonable time period) that does not result in Buyer paying any amount in cash in excess of the amount which it would have been obligated to pay or assume additional Company Options in the absence of such failure of such representations and warranties.

                (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date; PROVIDED that, the Company's failure to complete all actions specified in Section 6.14 hereof shall not constitute a failure of this condition.

                (c) NO MATERIAL ADVERSE CHANGE. At any time after the date hereof, there shall not have occurred any effect, development, change or event that, individually or in the aggregate, and when taken together with all other effects, developments, changes or events, occurring or existing at or about the same time, results in a material adverse change in the business, assets, operations, results of operations or financial condition or prospects of the Company and its subsidiaries, taken as a whole.

                (d) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, the Company shall have delivered to Buyer all of the following:

                        (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 7.2(a), (b) and (c) hereof have been satisfied; and

                        (ii) a copy, dated as of a date not more than five business days in advance of the Effective Date, of the Articles of Association of the Company, certified by the Secretary of the Company.

                (e) OPINION OF COUNSEL. Buyer shall have received the opinion of Meitar, Littman & Co, counsel for the Company, dated the date of the Effective Date, in substantially the form attached hereto as Exhibit B.

                (f) EMPLOYMENT AGREEMENT. The employment agreement in the form attached hereto as Exhibit C entered into on the date hereof (to be effective only at and after the Effective Time) between Buyer and Mr. Joseph Atsmon shall not have been amended or terminated.

                (g) DIRECTOR RESIGNATIONS. Buyer shall have received the resignation of directors of the Company and its subsidiaries as set forth in Section 6.8 hereof.

                (h) APPROVAL OF THE OCS. The approval of the OCS for change in control of the Company with respect to the Company Grants pursuant to the Research Law (including use of certain technologies outside of the State of Israel) on terms (including royalty terms) and in substance reasonably satisfactory to Buyer shall be obtained. Buyer acknowledges that any royalty terms approved by the OCS as provided in the Encouragement of Industrial Development (Rate of Royalties and Rules for the Payment Thereof) Regulations 5796-1996 shall be deemed satisfactory to Buyer for purposes of this Section 7.2(h).

                (i) The approval of the Israel Investment Center for change in control with respect to the Company's approved investment plans in substance reasonably satisfactory to Buyer.

        7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Arrangement is further subject to satisfaction or waiver of the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "MATERIALITY" or "MATERIAL ADVERSE EFFECT" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

                (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

                (c) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, the Buyer shall have delivered to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 8.3(a) and (b) hereof have been satisfied.

                (d) OPINION OF COUNSEL. The Company shall have received the opinions of Yigal Arnon & Co. and Dorsey &Whitney LLP, counsel for Buyer, dated the date of the Effective Date, in substantially the forms attached hereto as Exhibit D and Exhibit E.

                                    ARTICLE VIII

                                    TERMINATION

        8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of this Agreement by either the Company's shareholders or Optionholders:

                (a)     by mutual written consent of the Company and Buyer;

                (b)     by either the Company or Buyer;

                        (i) if the Arrangement shall not have been completed by December 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Arrangement to be consummated by such time;

                        (ii) if Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

                        (iii) if the Company Optionholder Approval shall not have been obtained at the Company Optionholder Meeting duly convened therefor or at any adjournment or postponement thereof;

                        (iv) if any restraint having any of the effects set forth in Section 7.1(b) or (c) hereof shall be in effect and shall have become final and nonappealable; or

                        (v) if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company or a committee thereof resolves to do so; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 8.1(v) unless (a) the Company has delivered to Buyer a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, (b) five business days have elapsed following delivery to Buyer of such written notice by the Company and (c) during such five business day period, the Company has fully cooperated with Buyer, including without limitation, informing Buyer of the terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, to allow Buyer within such five-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Acquisition Proposal; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this Section 8.1(v) unless, at the end of such five-business-day-period, the Board of Directors of the Company continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal, and the Company pays to Buyer the amounts specified under and in accordance with Sections 6.10(b) and (c) hereof;

                (c) by the Company, if Buyer shall have breached any of the representations and warranties contained in Article IV hereof which breach has or is reasonably likely to have a Buyer Material Adverse Effect or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Buyer within 30 days following receipt of notice thereof from the Company; PROVIDED, HOWEVER, that Buyer must cure any failure to deposit the Exchange Fund with the Exchange Paying Agent in accordance with Section 2.1 hereof within 14 days after all other conditions set forth in Sections 7.1, 7.2 and 7.3 hereof have been satisfied; or

                (d)     by Buyer:

                        (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by the Company within 30 days following receipt of notice thereof from Buyer; or

                        (ii) if (a) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Arrangement or this Agreement, or approved or recommended an Acquisition Proposal (including, a Superior Proposal) or (b) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions.

        8.2. EFFECT OF TERMINATION. The termination of this Agreement pursuant to the terms of Section 8.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VIII, this Agreement shall become void and have no effect, with no liability on the part of any party (except as provided in Section 6.10 hereof) or its shareholders or directors or officers in respect thereof, EXCEPT for agreements which survive the termination of this Agreement and EXCEPT for liability that Buyer or the Company might have to the other party arising from a breach of this Agreement due to termination of this Agreement in accordance with Sections 8.1(c) or 8.1(d) or due to the fraudulent or willful misconduct of such party.

                                     ARTICLE IX

                                   MISCELLANEOUS

        9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        9.2.    CLOSING AND WAIVER.

                (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 8.1 hereof, a closing (the "CLOSING" and the date and time thereof being the "CLOSING DATE") will be held on the Effective Date and in any event within three business days after the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof shall have been satisfied or waived. The Closing will be held at the offices of Yigal Arnon & Co., 3 Daniel Frisch Street, Tel Aviv, Israel, or at such other place as the parties may agree.

                (b) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

        9.3.    NOTICES.

                (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing two days' delivery, to such other party's address.

        If to Buyer:

                ADC Telecommunications, Inc.
                12501 Whitewater Drive
                Minnetonka, Minnesota U.S.A. 55343
                Facsimile No.: (612) 946-3209
                Attention:      Jeffrey D. Pflaum, Esq.
                                Darryl E. Ponder, Vice President-Business
                                Development

        with a copy to:

                Dorsey & Whitney LLP
                220 South Sixth Street
                Minneapolis, Minnesota 55402
                Facsimile No.:  (612) 340-8738
                Attention:  Robert A. Rosenbaum, Esq.

                Yigal Arnon & Co.
                3 Daniel Frisch Street
                Tel Aviv 65257 Israel
                Facsimile No.: 011-972-3-696-4770
                Attention: Paul H. Baris, Adv.

        If to the Company:

                Teledata Communications Ltd.
                Beit Teledata
                10 Hasadnaot Street
                Herzila-B 46120, Israel
                Facsimile: 011-972-9-959-1434
                Attention: Joseph Atsmon, President

        with copies to:

                Meitar, Littman & Co.
                16 Abba Hillel Road
                Ramat Gan
                Israel
                Facsimile No.: 011-972-3-610-3111
                Attention: Dan Shamgar, Adv.

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York 10022
                Facsimile No.:  (212) 735-2000
                Attention: Hildy Shandell, Esq.

                (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; seven business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and two business days after timely delivery to the courier, if sent by overnight air courier guaranteeing two days delivery.

        9.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.5. INTERPRETATION. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "PERSON" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "SUBSIDIARY" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; "VOTING STOCK" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

        9.6. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Arrangement by the shareholders and Optionholders of the Company; PROVIDED, HOWEVER, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders or Optionholders or the Israeli Court without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.7. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

        9.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel.

        9.9. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        9.10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        9.11 APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. Buyer hereby irrevocably appoints Yigal Arnon & Co. to serve as agent for service of process for any action, suit or proceeding commenced in the State of Israel by or against Buyer with respect to the Arrangement or this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.  SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                        ADC TELECOMMUNICATIONS, INC.


                                        By:     /s/ William J. Cadogan
                                                --------------------------
                                        Its:    Chief Executive Officer
                                                --------------------------


                                        TELEDATA COMMUNICATIONS LTD.


                                        By:     /s/ J. Atsmon
                                                --------------------------
                                        Its:    Chief Executive Officer
                                                --------------------------

                                                                  EXHIBIT A

                                PLAN OF ARRANGEMENT

        AMONG: TELEDATA COMMUNICATIONS LTD. (THE "COMPANY")
        AND: ALL THE HOLDERS OF THE ORDINARY SHARES PAR VALUE NIS 0.10 PER SHARE OF THE COMPANY (THE "COMPANY ORDINARY SHARES")
        AND: ALL THE HOLDERS OF OPTIONS TO PURCHASE COMPANY ORDINARY SHARES (THE "COMPANY OPTIONS")

        In this Arrangement the following terms shall have the meanings assigned to them respectively hereunder:

        The "ARRANGEMENT": This Plan of Arrangement, as set forth herein, or with such amendments, supplements or conditions that the Court may determine or require.

        The "AGREEMENT": The Agreement, dated September 16, 1998, between the Company and Buyer attached as Exhibit A hereto.

        The "BOARD":  The Board of Directors of the Company.

        The "BUYER": ADC Telecommunications, Inc., a Minnesota corporation.

        The "BUYER COMMON STOCK": The common stock, par value U.S. $.20 per share of Buyer.

        The "BUYER MEASUREMENT PRICE": The price determined by dividing (i) the total Weighted Trading Price, by (ii) the Total Trading Volume. The "TOTAL WEIGHTED TRADING PRICE" shall be the sum of the Weighted Trading Prices for the period of the ten (10) trading days ending on the third trading day immediately preceding the date on which the Effective Time occurs (the "MEASUREMENT PERIOD"). The "WEIGHTED TRADING PRICE" for any trading day shall be (i) the total trading volume of Buyer Common Stock on the Nasdaq National Market as reported in the U.S. Midwest Edition of The Wall Street Journal for such trading day multiplied by (ii) the closing sale price of one share of Buyer Common Stock on the Nasdaq National Market for such trading day. The "TOTAL BUYER TRADING VOLUME" shall be the sum of the daily trading volumes for each trading day during the Measurement Period.

        The "COURT": The Tel-Aviv-Jaffa District Court or any other court of competent jurisdiction.

        The "COMPANIES ORDINANCE":  The Companies Ordinance New Version, 1983.

        The "EFFECTIVE TIME": The time of the Filing.

        The "EXCHANGE FUND": An amount in cash to be delivered by Buyer to the Exchange Paying Agent equal to the Per Share Amount multiplied by the total number of Company Ordinary Shares issued and outstanding at the Effective Time.

        The "EXCHANGE PAYING AGENT": The commercial bank, trust company or other financial institution selected to act as exchange paying agent, as mutually agreed by Buyer and the Company.

        The "EXTRAORDINARY GENERAL MEETING": The Extraordinary General Meeting of the Company's Record Ordinary Shareholders, and any adjournments or postponements thereof, in which the Company's shareholders will be requested to approve this Arrangement.

        The "FILING": The filing of the Final Court Order with the Registrar of Companies in accordance with Section 233 of the Companies Ordinance.

        The "FINAL COURT ORDER": The order of the Court approving this Arrangement.

        The "FIRST COURT ORDER": The order of the Court convening the Extraordinary General Meeting and the Meeting of Optionholders.

        The "FIRST MOTION": The motion filed with the Court seeking the First Court Order.

        The "MEETING OF OPTIONHOLDERS": The Meeting of Optionholders, and any adjournments or postponements thereof, in which the Company's Optionholders will be requested to approve this Arrangement.

        "NASDAQ": The National Association of Securities Dealers, Inc. Automated Quotation System/National Market, in the United States.

        The "OPTIONHOLDERS":  The holders of Company Options.

        The "PER SHARE AMOUNT": The sum of U.S. $15.75 for each issued and outstanding Company Ordinary Share.

        The "RECORD DATE": [DATE OF FIRST COURT ORDER OR SUCH OTHER DATE AS THE COURT MAY DIRECT.]

        The "RECORD ORDINARY SHAREHOLDERS": The holders of Ordinary Shares, as of the Record Date.

        WHEREAS, the Company has an authorized share capital of NIS 2,000,000 consisting of 20,000,000 Company Ordinary Shares, of which _________ shares were issued and outstanding as of [DATE OF APPLICATION OF FIRST MOTION]; and

        WHEREAS, the Company Ordinary Shares are listed for trading on Nasdaq;
and

        WHEREAS, the Company granted to certain current and former employee, consultants and directors Company Options, under certain share option plans as described in the Agreement (the "Company Option Plans"); and

        WHEREAS, the Board deems it desirable and in the best interests of the Company and its shareholders and Optionholders that the Company and all its shareholders and Optionholders enter into the Arrangement, pursuant to which,
(i) at the Effective Time by virtue of the Filing and with no further action on behalf of the shareholders of the Company, all issued and outstanding Ordinary Shares as of the Effective Time shall be deemed transferred to Buyer in exchange for an amount per share equal to the Per Share Amount, as described herein and in the Agreement; and (ii) at the Effective Time, by virtue of the Filing and with no further action on behalf of Optionholders, the outstanding and unexercised Company Options will be assumed by Buyer as described herein and in the Agreement; and

        WHEREAS, under the Agreement, Buyer agreed that (i) at the Effective Time by virtue of the Filing and with no further action on behalf of the shareholders of the Company, all issued and outstanding Ordinary Shares as of the Effective Time shall be deemed transferred to Buyer in exchange for an amount per share equal to the Per Share Amount; and (ii) at the Effective Time, by virtue of the Filing and with no further action on behalf of Optionholders, the outstanding and unexercised Company Options will be assumed by Buyer, in each case as described herein and in the Agreement; and

        WHEREAS, on September 15, 1998, the Board received an opinion of Salomon Smith Barney Inc., the Company's financial advisor in connection with the Arrangement, that as of the date of such opinion, the Per Share Amount to be received in the Arrangement by the holders of Company Ordinary Shares was fair from a financial point of view to such holders; and

        WHEREAS, the Board at such meeting approved by a vote of its disinterested directors the Arrangement and the Agreement, and determined by such vote (i) that the terms of the Agreement and the Arrangement are in the best interests of, the Company and its shareholders and Optionholders; and (ii) that the Company commence proceedings under Section 233 of the Companies Ordinance, under which the Court would be requested to convene the Extraordinary General Meeting and the Meeting of Optionholders and to approve the Arrangement.

        NOW THEREFORE, it as agreed between the parties, as follows:

                1. The preamble and Annexes of this Arrangement constitute an integral part hereof.

                2. At the Effective Time by virtue of the Filing and with no further action on behalf of the shareholders of the Company, all issued and outstanding Company Ordinary

        Shares as of the Effective Time shall be deemed transferred to Buyer (except that, at Buyer's election, six (6) of the Company Ordinary Shares shall be deemed transferred to up to six (6) nominees designated by Buyer), in exchange for an amount of cash per share equal to the Per Share Amount in accordance with the terms and conditions of the Agreement.

                3. (i) At and after the Effective Time (subject to Section 3(iii) below), each holder of record of any outstanding Company Ordinary Shares shall be entitled, upon surrender to the Exchange Paying Agent of the certificate or certificates theretofore representing Company Ordinary Shares (each, a "CERTIFICATE") and such other documents as the Exchange Paying Agent may request, to receive therefor the Per Share Amount multiplied by the number of Company Ordinary Shares represented by the Certificate or Certificates so surrendered, as shall be more particularly provided in the Exchange Paying Agent Agreement.

                        (ii) From the Effective Time and thereafter and until so surrendered, each such outstanding Certificate shall be deemed canceled and shall not entitle the holders of Company Ordinary Shares to any rights whatsoever, except to evidence the right to receive the Per Share Amount multiplied by the number of Company Ordinary Shares represented by such Certificate.

                        (iii) Any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Paying Agent to Buyer, upon demand of Buyer, and any former shareholders of the Company shall thereafter look only to Buyer for payment of their claim for the Per Share Amount in respect of Company Ordinary Shares.

                        (iv) Buyer and its nominees as aforesaid shall be registered in the Company's register of members as the holders of all the Company Ordinary Shares and the Company shall issue to Buyer and its nominees share certificates in respect of all of the Company Ordinary Shares, and Buyer, together with such nominees, shall for all purposes be the sole holders of all the outstanding Company Ordinary Shares.

                4. At the Effective Time by virtue of the Filing and with no further action on behalf of Optionholders, in accordance with the terms and conditions of the Agreement, each Company Option issued by the Company pursuant to the Company Option Plans, outstanding and unexercised on such date, whether or not vested or exercisable on such date, shall be assumed by Buyer and converted to an option to acquire, on substantially the same terms and conditions as were applicable under such Company Option (including any vesting pursuant to any applicable agreement or Company Option Plan), the same number of whole shares of Buyer Common Stock (a "Buyer Option") equal to the number of Company Ordinary Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of Buyer Common Stock, and the per share exercise price of the shares of Buyer Common Stock issuable upon exercise of such Buyer Option shall be equal to the exercise price per share of Company Ordinary Shares at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. For purposes of this Arrangement, the "EXCHANGE RATIO" shall be determined by dividing (i) the Per Share Amount, by (ii) the Buyer Measurement Price. Upon conversion of the outstanding Company Options into Buyer Options, the vesting schedules for such options shall be adjusted as set forth in Section 2.3(e) and
        Section 2.3(f) of the Agreement.

                5. The Agreement shall be approved as of the date of the resolution of the Extraordinary General Meeting.

                6. The above constitutes one integral Arrangement, is not separable, and cannot be partially performed.

                7.      This Arrangement will become effective upon the Filing.

                8. The Company is entitled to agree, on behalf of all parties to this Arrangement, to any amendment or revision of, or supplement to, this Arrangement, or to any term or condition that the Court will deem fit to determine or require.